                                                                   EXHIBIT 23.01



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
El Paso Electric Company:

We consent to incorporation by reference in the registration statement (No. 333-17971) on Form S-8 of El Paso Electric Company of our report dated February 6, 1998, relating to the balance sheets of El Paso Electric Company as of December 31, 1997 and 1996 and the related statements of operations, comprehensive operations, changes in common stock equity (deficit), and cash flows for the year ended December 31, 1997, the period February 12, 1996 to December 31, 1996, the period January 1, 1996 to February 11, 1996, and the year ended December 31, 1995, which report appears in the December 31, 1997 annual report on Form 10-K of El Paso Electric Company.



                              KPMG Peat Marwick LLP



El Paso, Texas
March 25, 1998

                                      96